Exhibit 10.3
BRIGGS & STRATTON CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT, dated as of this ____ day of _________, 20__, is made by BRIGGS & STRATTON CORPORATION (the “Company”) to «Name» (the “Employee”).

WHEREAS, the Company believes it to be in the best interests of the Company and its shareholders to provide an incentive for certain of its key employees to work for and manage the affairs of the Company in such a way that its shares become more valuable; and

WHEREAS, the Employee is a key employee of the Company or one of its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the premises, the Company hereby awards Restricted Stock to the Employee on the terms, conditions and restrictions hereinafter set forth.

1.    AWARD. The Company hereby awards to the Employee «Number» shares of Restricted Stock on the date hereof (the “Award Date”). Restricted Stock means shares of the common stock of the Company, par value $0.01 per share, granted in accordance with this Agreement and Article 8 of the Company’s 2014 Omnibus Incentive Plan (the “Plan”).

2.    PERIOD OF RESTRICTION. The Restricted Stock shall be forfeitable as described below until the shares become vested upon the first to occur, if any, of the following events:

(a)    The termination of the Employee's employment with the Company or a subsidiary by reason of disability or death.

(b)    Three (3) years from the Award Date.

(c)    A change in control of the Company as defined in Article 2.8 of the Plan.

The period of time during which the Restricted Stock is forfeitable is referred to as the “Period of Restriction.” If the Employee's employment with the Company or one of its subsidiaries terminates during the Period of Restriction for any reason other than retirement, disability or death, the Restricted Stock shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to the Employee and all rights of the Employee with respect to the Restricted Stock shall terminate, unless such forfeiture is waived by the Committee. If the Compensation Committee of the Company’s Board of Directors determines that (i) the Employee has breached any of the obligations stated in section 3 of the Agreement during the Period of Restriction or (ii) the Restricted Stock was awarded with respect to (A) a Plan Year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent Plan Year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of any unvested Restricted Stock awarded under this Agreement to be forfeited.

Notwithstanding any provisions to the contrary, the Employee may not extend the Period of Restriction.

As used in this section of the Agreement, “disability” shall have the meaning stated in Article 2.15 of the Plan, and “retirement” shall mean termination of employment for reason other than death after the Employee has achieved 30 years of service, age 62 with at least 10 years of service or age 65.

3.	COVENANTS OF NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION.

3.1 Non-Competition During Employment. The Employee agrees during his/her employment with the Company he/she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is in competition with the Company or any successor or assignee of the Company. The ownership of less than 1% of the outstanding securities of a publicly-traded company or 20% of a private company’s securities or profits, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

3.2 Non-Competition After Employment. The Employee agrees that, upon voluntary or involuntary termination of employment with the Company and for a period of two (2) years thereafter, he/she will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom the Employee had contact during the two (2) year period preceding his/her termination for the purpose of providing services, products or business that are in competition with the services, products or business which the Company provides to such customers. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee and does not deprive Employee of legitimate competitive opportunities to which he/she is entitled.

3.3 Impairment of Company’s Relationships. The Employee further agrees that during the term of his/her employment and for a period of two (2) years thereafter, he/she will not interfere with or attempt to impair the relationship between the Company and any of its employees nor will the Employee attempt, directly or indirectly, to solicit, entice, or otherwise induce any other employee to terminate his/her association with the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (a) initiating communications with an employee of the Company relating to possible employment; (b) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment and accept employment with a competitor, supplier or customer of the Company; (c) referring employees of the Company to personnel or agents employed or engaged by competitors, suppliers or customers of the Company; or (d) referring personnel or agents employed or engaged by competitors, suppliers or customers of the Company to employees of the Company.

3.4. Non-Disclosure of Information.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean any and all information whether generated by the Company or by a third party at the Company’s request, disclosed by the Company to Employee during the period of the Employee’s employ with the Company, including, without limitation, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s facilities or operations). Confidential Information does not include information or data which is:
(1) at the time of disclosure, or thereafter becomes, available to the general public by publication or otherwise through (i) no fault or negligence of the Employee or (ii) no breach of this Agreement by Employee;

(2) in the possession of the Employee prior to disclosure thereof by the Company as evidenced by written records of the Employee prepared prior to the date of disclosure of such information to the Employee;
(3) independently developed by the Employee without the benefit of any of the Confidential Information as evidenced by the written records of the Employee prepared to the date of disclosure of such information to the Employee; or
(4) disclosed to Employee by a third party having no obligation of confidentiality to the Company with respect to the information so disclosed.

(b) Trade Secrets. The parties also acknowledge that certain of the Company’s Confidential Information is a trade secret (“Trade Secret”) as that term is defined in Sec. 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act, i.e. information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure, and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

(c) Disclosure of Confidential Information. Except as required in the performance of his or her duties of employment, and for a period of two (2) years following the termination of his or her employment with the Company, Employee shall not disclose to a third party or use any of the Company’s Confidential Information and shall not remove any of the Company’s Confidential Information in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company.

(d) Disclosure of Trade Secrets. Employee shall never disclose to a third party or use any of the Company’s Trade Secrets and shall not remove any of the Company’s Trade Secrets in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company. The parties acknowledge that this obligation has no termination date.

3.5 Waiver of Unintended Effects. It is not the purpose of the Agreement to preclude Employee from engaging in employment that is not competitive with the Company, does not pose a competitive threat to the Company, and does not interfere with the Company’s protectable business interests. If during the term of this Agreement Employee wishes to engage in a business that may involve a violation of the literal terms of this Agreement but Employee believes it will not pose a competitive threat to the Company, Employee agrees to submit to the Company in writing a request to engage in this business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in is not competitive with that of the Company and does not pose a competitive threat to the Company. Any such permission granted by the Company must be in writing, shall extend only to the business specifically identified in Employee’s written request, and shall not otherwise constitute a wavier of the Company’s rights under this Agreement.

3.6. Common Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

4.    RIGHTS DURING PERIOD OF RESTRICTION. During the Period of restriction, the Employee shall have the right to vote the Restricted Stock and to receive cash dividends, stock dividends and other distributions made with respect to the Restricted Stock; however, all such stock dividends and other non-cash distributions shall be forfeitable and subject to the same restrictions as exist regarding the original shares of Restricted Stock. The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Period of Restriction, except by will or the laws of descent and distribution.

5.    CUSTODY. The Restricted Stock may be credited to the Employee in book entry form and held, along with any stock dividends relating thereto, in custody by the Company or an agent for the Company until the applicable restrictions have expired and the Employee provides other instructions. If any certificates are issued for shares of Restricted Stock or any such stock dividends during the Period of Restriction, such certificates shall bear an appropriate legend as determined by the Company referring to the applicable terms, conditions and restrictions and the Employee shall deliver a signed, blank stock power to the Company relating thereto.

6.    TAX WITHHOLDING. The Employee may satisfy any tax withholding obligations arising with respect to the Restricted Stock in whole or in part by tendering a check to the Company for any required amount, by election to have a portion of the shares withheld to defray all or a portion of any applicable taxes, or by election to have the Company or its subsidiaries withhold the required amounts from other compensation payable to the Employee.

7.    IMPACT ON OTHER BENEFITS. The value of the Restricted Stock awarded hereunder, either on the Award Date or at the time such shares become vested, shall not be includable as compensation or earnings for purposes of any other benefit plan or program offered by the Company or its subsidiaries.

IN WITNESS WHEREOF, this Restricted Stock Award Agreement is executed by the parties as of the date set forth above.

BRIGGS & STRATTON CORPORATION

By:
Todd J. Teske
Chairman, President and
Chief Executive Officer

Date:____________                                                                                «Name»